“Exhibit 99.1”

99¢ ONLY STORES® REPORTS SALES OF $329.2 MILLION AND A SAME-STORE SALES INCREASE OF 6.2% FOR THE FOURTH QUARTER OF FISCAL 2009

COMMERCE, California – April 9, 2009 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $329.2 million for the fourth quarter of fiscal 2009 ended March 28, 2009.  This represents an increase of 13.3% over total sales of $290.5 million for the same quarter last year.  For the Company’s non-Texas operations, retail sales in the fourth quarter of fiscal 2009 were $289.6 million compared to $253.3 million in the same quarter last year.  Retail sales for the Company’s Texas operations in the fourth quarter of fiscal 2009 were $29.4 million versus $27.5 million in the fourth quarter of the prior year.  The fourth quarter of fiscal 2009 contained 91 selling days compared to 89 selling days in the fourth quarter of fiscal 2008 due to the Company’s change to a weekly retail calendar in fiscal 2009 from a monthly calendar in fiscal 2008.

The Company's same-store sales for the 91 days ended Saturday, March 28, 2009, increased 6.2% versus the 91 days ended Saturday, March 29, 2008, with the number of same-store sales transactions increasing 5.1% and the average transaction up 1.1% to $9.52 compared to $9.42 for the comparable quarter last year.  For the Company’s non-Texas operations, same-store sales were up 6.0% for this quarter, with the number of same-store sales transactions increasing 5.3% and the average transaction up 0.7% to $9.59 compared to $9.52 for the comparable quarter last year.  Same-store sales for the Company’s Texas operations were up 8.8% for this quarter, with the number of same-store sales transactions increasing 4.0% and the average transaction up 4.8% to $8.82 compared to $8.42 for the comparable quarter last year.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our solid fourth quarter sales performance, which underscores the strength of our business model and ability to attract new customers and achieve strong sales results in a challenging consumer economic environment.  It is important to note that our same-store sales increased 6.2% despite the negative Easter shift resulting from Easter falling on April 12th this year, compared to all Easter sales occurring in the fourth quarter of fiscal 2008.  We believe that many people are coming into our stores for the first time because of the recession, and we expect to retain them as long-term customers when they see the selection and quality of our merchandise.  A growing number of shoppers are attracted to our deep value proposition and are turning to our stores for more of their everyday household needs including perishable food and other consumable items.”

“We remain intensely focused on continuing to build upon our positive sales momentum and improving operating efficiencies and profitability as we enter fiscal 2010,” added Mr. Schiffer.  “We are very pleased with the sales trends we have seen thus far in the first quarter of fiscal 2010 in both our non-Texas and Texas markets. We believe that we remain on track to achieve our long-term Profit Improvement Plan.”

Total sales for the fiscal year ended March 28, 2009 were $1,302.9 million, up 8.6% versus $1,199.4 million for the fiscal year ended March 29, 2008.  For the Company’s non-Texas operations, retail sales for the fiscal year ended March 28, 2009 were $1,138.8 million compared to $1,044.3 million for the prior fiscal year.  Retail sales for fiscal 2009 for the Company’s Texas operations were $123.3 million compared to $114.6 million in fiscal 2008.  Full year fiscal 2009 and fiscal 2008 both had 364 days of sales.

The Company’s same-store sales for the full fiscal year ended March 28, 2009 were up 3.7% compared to the prior full fiscal year.  For the Company’s non-Texas operations, same-store sales were up 3.6% for the full fiscal year ended March 28, 2009.  Same-store sales for the Company’s Texas operations were up 4.3% in fiscal 2009.

Average annual sales per store for all stores open for at least 15 months as of March 28, 2009 were $4.7 million, up from $4.6 million for the fiscal year ended March 29, 2008.  Average annual non-Texas sales per store for the fiscal year ended March 28, 2009 were $5.0 million, based on 216 stores, up from $4.9 million for the fiscal year ended March 29, 2008, based on 208 stores.  Average annual Texas sales per store for the fiscal year ended March 28, 2009 were $2.7 million, based on 39 stores, up from $2.6 million for the fiscal year ended March 29, 2008, based on 35 stores.

Annual sales per estimated saleable square foot for all stores open for at least 15 months as of March 28, 2009, increased to $274, compared to fiscal 2008 annual sales of $265 for all stores open for at least 15 months as of March 29, 2008.  Annual sales per estimated saleable square foot increased for non-Texas stores to $301 from $292 and, for Texas stores, increased to $141 from $129.

During the fourth quarter of fiscal 2009, the Company opened two stores, one in California and one in Arizona, and closed four stores in Texas. During the fiscal year 2009, the Company opened a total of 19 stores, with the majority in California, and closed four stores in Texas.  Additionally, the Company’s Texas store with the third highest sales volume was closed following damage by Hurricane Ike in September 2008.  Gross and saleable retail square footage at the end of the fourth quarter of fiscal 2009 were 5.99 million and 4.70 million, respectively, an increase over last year of 4.0% in both gross square footage and retail square footage.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the fourth quarter of fiscal 2009 were 4.96 million and 3.90 million, respectively, an increase over last year of 7.0% in both gross square footage and retail square footage.  As of March 28, 2009, the Company’s non-Texas operations consisted of 236 stores, up 7.8% compared to 219 stores as of March 29, 2008.  Gross and retail square footage for the Company’s 43 stores in Texas were 1.02 million and 0.80 million, respectively, a decrease over last year of 8.4% in gross square footage and 8.2% retail square footage. As of March 28, 2009, the Company had 279 stores, up 5.3% compared to 265 stores as of March 29, 2008.

In addition to the four Texas stores closed during the fourth quarter of fiscal 2009, between March 29, 2009 and the end of April 2009, the Company will have closed 10 more stores in Texas, and will have 33 stores in Texas and 270 stores overall.  During fiscal 2010, the Company plans to open approximately 15 stores, with the vast majority of new stores expected to be in California.

Historical Quarterly Retail Sales

	Non-Texas Sales	Non-Texas Same-Stores Sales % Change	Texas Sales	Texas Same-Stores Sales % Change	Total Sales	Total Same-Stores Sales % Change
Q4 FY09	$289.6	6.0%	$29.4	8.8%	$319.0	6.2%
Q3 FY09	$307.3	4.4%	$33.7	2.5%	$341.0	4.2%
Q2 FY09	$276.4	4.7%	$31.0	4.7%	$307.4	4.7%
Q1 FY09	$265.5	-0.6%	$29.2	0.8%	$294.7	-0.5%

Q4 FY08	$253.3	1.3%	$27.5	3.6%	$280.8	1.5%
Q3 FY08	$281.5	2.6%	$33.1	6.6%	$314.6	2.9%
Q2 FY08	$253.0	5.9%	$27.6	8.3%	$280.6	6.1%
Q1 FY08	$256.5	5.5%	$26.4	1.7%	$282.9	5.2%

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 275 extreme value retail stores consisting of 200 stores in California, 38 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, trends affecting the financial condition or results of operations of the Company and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.